EX-28.h.3.i

AMENDMENT TO THE AMENDED AND RESTATED
DFA INVESTMENT TRUST COMPANY
MASTER SERVICES AGREEMENT
This Amendment (the "Amendment") is made as of the 11th day of April, 2018 and amends the Amended and Restated DFA Investment Trust Company Master Services Agreement dated as of July 13, 2016 (the "Agreement") by and between DFA Investment Trust Company (the "Client"), on behalf of one of its series, the DFA Short Term Investment Fund (the "Fund"), with its principal office and place of business at 6300 Bee Cave Road, Building One, Austin, TX 78746, and Citi Fund Services Ohio, Inc., an Ohio corporation having a place of business at 4400 Easton Commons, Suite 200, Columbus, Ohio 43219 ("Citi"). This Amendment shall be effective as of June 1, 2018 (anticipated compliance date for Form N-CEN) or, if such date is extended by the U.S. Securities and Exchange Commission ("SEC”), the compliance date as identified by the SEC as it pertains to the Client.
WHEREAS, the Client and Citi wish to amend Appendix A of the Agreement pursuant to this Amendment to account for providing services related to SEC Form N-CEN and updating the services as they relate to SEC Form N-Q;
NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties hereby agree to amend the Agreement as follows:
1. Amendment to Appendix A.
Appendix A of the Agreement is hereby deleted in its entirety and replaced with the Appendix A attached hereto.
Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

CITIBANK, N.A.,

By:	/s/ Jay Martin
Print name and title
Jay Martin
Vice President

DFA Investment Trust Company, on behalf of one of its series, the DFA Short Term Investment Fund

By:	/s/ Carolyn O
Print name and title
Carolyn O
Vice President

AMENDED AND RESTATED
DFA INVESTMENT TRUST COMPANY MASTER SERVICES AGREEMENT
(Amended as of April 11, 2018)
Appendix A
Services
Citi shall provide the Services listed on this Appendix A, subject to the terms and conditions of the Agreement (including the Schedules and Appendices), to the Client solely with respect to the Fund. Notwithstanding anything in this Agreement to the contrary, Citi shall not be obligated to provide Services to series of the Client other than the Fund.
A. FUND ADMINISTRATION SERVICES
The Client hereby retains Citi to act as administrator of the Client solely with respect to the Fund, and to furnish the Client and the Fund with the following administrative services:
1. Calculate contractual Fund expenses and make and control all disbursements for the Fund, subject to review and approval of an Authorized Person, including administration of trustee and vendor fees and compensation on behalf of the Client;
2. Coordinate and prepare, with the assistance and approval of the Fund's investment adviser, counsel and officers, drafts of the Fund's audited annual report to Shareholders; prepare drafts of the semi-annual report for the Fund; prepare and file the final certified versions thereof on Form N-CSR;
3. Prepare and file the Fund's Form N-CEN and file all required notices pursuant to Rule 24f-2;
4. Coordinate with the Client's transfer agent with respect to the payment of dividends and other distributions to Shareholders;
5. Calculate performance data of the Fund for dissemination to up to fifteen (15) information services covering the investment company industry or to other parties, as requested and agreed to by Citi;
6. Assist with and coordinate the layout and printing, if required, of the Fund's quarterly, semi-annual and annual reports to Shareholders;
7. Assist with the design, development, and operation of the Fund, including new portfolios or classes, investment objectives, policies and structure;
8. Monitor and advise the Fund on its regulated investment company status under the Internal Revenue Code of 1986, as amended. In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser if requested;

EX-28.h.3.i
9. Assist the Client in developing portfolio compliance procedures for the Fund, and provide daily and periodic compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with investment restrictions imposed by the 1940 Act, the Fund's investment objective, defined investment policies, and restrictions, tax diversification, and distribution and income requirements, provided such are determinable based upon the Fund's accounting records. In connection with the foregoing, review quarterly compliance reports that are prepared by the investment adviser(s), if any, and notify appropriate Fund officers and advisor of mark-to-market issues pursuant to Board-approved procedures, if applicable. Citi will also provide the Board with quarterly results of compliance reviews;
10. Provide assistance and guidance to the Client with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may affect the Fund, and assisting in strategic planning in response thereto; assisting the Fund and providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Client in response to such routine or non-routine regulatory matters. The assistance to be provided with respect to SEC inspections includes (i) consultation regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with Fund management and investment advisers to provide status updates. In addition, Citi will provide appropriate assistance with respect to audits conducted by the Fund's independent auditors including compiling data and other information as necessary,
11. Furnish advice and recommendations with respect to other aspects of the business and affairs of the Fund as the Client shall request and the parties shall agree in writing; and
12. Assist the Client in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rules 30a-2 and Rule 30a-3 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Client, "Sarbanes-Oxley"), Citi will internally establish and maintain controls and procedures ("Citi internal controls") designed to ensure that information recorded, processed, summarized, or reported by Citi and its affiliates on behalf of the Client and included in financial information certified by Client officers ("Certifying Officers") on Form N-CSR and Form N-Q, effective through the period ending March 31, 2019 or such other date as the SEC may adopt as it relates to Form N-Q, ("Reports") is (a) recorded, processed, summarized, and reported by Citi within the time periods specified in the SEC's rules and forms and corresponding disclosure controls and procedures of the Fund ("Fund DCPs"), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.
If requested by Certifying Officers with respect to a fiscal period during which Citi serves or served as financial administrator, Citi will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to Citi's services, solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by Citi, and as to Citi internal controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers of the reasons why the statements in such a certification would not be accurate). In rendering such sub-certifications concerning Client Reports, Citi may (a) limit its representations to information prepared, processed and reported by Citi; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Client, including all other service providers to the Client, and compliance by such officers and agents with the Fund DCPs, including but not limited to, the Client's investment adviser(s) and custodian; and (c) assume that the Client has selected the appropriate accounting policies for the Fund(s).
The Client shall assist and cooperate with Citi (and shall use its best efforts to cause its officers, investment advisers and other service providers to assist and cooperate with Citi) to facilitate the delivery of information requested by Citi in connection with the preparation of the Client's Form N-CSR, and Form N-Q (effective through the period ending March 31, 2019 or such other date as the SEC may adopt), including Client financial statements, so that Citi may submit a draft Report to the Client's Disclosure Controls and Procedures Committee ("Fund DCP Committee") prior to the date the relevant Report is to be filed. The Certifying Officers and the Chief Legal Officer (if any) of the Client shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for the Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee before the date the relevant report is to be filed. At the request of the Client or its Certifying Officers, Citi shall provide reasonable administrative assistance to the Client in connection with obtaining other service provider sub-certifications and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents.
The Client shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by Citi in this Agreement, the Client shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Client's investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by Citi (in order to print, distribute and/or file the same hereunder), (b) evaluating of the effectiveness of the design and operation of the Fund DCP, under the supervision, and with the participation of, the Certifying Officers, within the requisite timeframe prior to the filing of each Report, and (c) ensuring that its Certifying Officers render the requisite certifications or take such other actions as maybe permitted or required under applicable laws.
13. File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year, effective through the period ending March 31, 2019 or such other date as the SEC may adopt;
14.	Monitor wash sales annually.
15. Prepare the Fund's Federal and state income tax returns or other applicable Federal and state tax returns and any supporting schedules to such returns and assist the Fund in determining the amount, types and timing of dividend and capital gains distributions necessary for the Fund to avoid being required to pay Federal income or Excise taxes on its income and gains.

16. Notify the Fund in the event that any securities transaction of the Fund fails to settle in accordance with Written or Oral Instructions.
17. Prepare monthly financial statements, which will include the following items (the form and substance of such statements shall be in accordance with GAAP): Schedule of Investments, Statement of Assets and Liabilities, Statement of Shareholders' Equity, Statement of Operations, Statement of Changes in Net Assets, Cash Settlement, and Schedule of Capital Gains and Losses.
18.	Provide the following reports or statistics at the listed frequencies:

Report or Statistic Expense ratio analysis
Frequency Monthly

19.     So long as the Fund is regulated as a money market fund pursuant to Rule 2a-7 of the 1940 Act, Citi shall:
i.
Within five business days of month end, prepare and transmit to the Client in a mutually agreed format the Fund's monthly portfolio holdings and other data required for inclusion in the Fund's monthly website posting under Rule 2a-7, as amended.

ii.	Prepare and file the Fund's portfolio holdings and coordinate the compilation of other data with the Fund's investment adviser for monthly filing with the SEC on Form N-MFP.
iii.
Each business day, prepare and transmit to the Client in a mutually agreed format data within its accounting or other records maintained in connection with services to the Client under this Agreement required for inclusion in the Fund's daily website posting under Rule 2a-7, as amended, including but not limited to: the percentage of the Fund's total assets in daily liquid assets and weekly liquid assets, Fund net inflows and outflows, and net asset value per share (rounded to the fourth decimal place or equivalent level of accuracy for funds not utilizing a SI .00 per share price).

iv.
Providing supporting information available within its accounting records or other records maintained in connection with services to the Client under this Agreement to the Fund to aid in the preparation and filing of Form N-CR.

v.	Provide assistance in the preparation of, stress testing and other Fund Board reporting as mutually agreed between the Client and Citi.

B. FUND ACCOUNTING SERVICES
The Client hereby retains Citi to act as fund accountant of the Client solely with respect to the Fund, and to furnish the Client and the Fund with the following fund accounting services:
(a) Citi will comply with generally accepted accounting principles (GAAP) in preparing the accounting records of the Fund and will keep and maintain the following books and records of the Fund pursuant to Rule 31a-1 (the "Rule") under the 1940 Act:

1.
Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

2.
General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

3.	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and
4.	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.
(b) In addition to the maintenance of the books and records specified above, Citi shall perform the following accounting services for the Fund:

1.
Allocate income and expense and calculate the NAV of each class of shares offered by the Fund in accordance with the relevant provisions of the applicable Prospectus of the Fund and applicable regulations under the 1940 Act;

2.
Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client ("Valuation Procedures"), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to the Fund, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, "Fair Value Information Vendors") with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund's pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from the Fund's investment adviser or other designee, as approved by the Board;

3.
Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures;

4.	Verify and reconcile with the Fund's custodian all daily trade activity, as well as cash and investment balances;

5.
Compute, as appropriate, the Fund's net income and capital gains and losses, dividend payables, dividend factors, 1-day yield, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity, (and other yields or standard or non-standard performance information as mutually agreed);

6.
Review daily the net asset value calculation and dividend factor (if any) for the Fund prior to release to Shareholders and check and confirm the net asset values and dividend factors for reasonableness and deviations;

7.	If applicable, report to the Client the periodic market pricing of securities in any money market funds, with the comparison to the amortized cost basis;
8.	Determine and report unrealized appreciation and depreciation on securities held in variable net asset value funds;
9.	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value;
10.	Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;
11. Post Fund transactions to appropriate categories;
12.
Accrue expenses of the Fund according to instructions received from the Client's Administrator, and submit changes to accruals and expense items to authorized officers of the Client (who are not Citi employees) for review and approval;

13.	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;
14.	Provide accounting reports in connection with and coordinate with independent auditors concerning the Client's regular annual audit, and other audits and examinations by regulatory agencies; and
15.	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.
16.	Provide a representative (in a non-voting capacity) for the Client's Pricing Committee, if any; and
17.	Assist the Client in identifying instances where market prices are not readily available, or are unreliable, within parameters set forth in the Client's Valuation Procedures.
18. Maintain historical tax lots for each security.
19.	Compute and report to the Fund daily the portfolio average dollar-weighted maturity.
20. Provide the following reports or statistics at the listed frequencies:

Reporter Statistic	Frequency
Brokerage commission report and affiliated brokerage report	Quarterly/Annually
Listing of securities for which quotations are not readily available (for Board meetings)	Quarterly

(c)	Citi shall also perform the following additional accounting services for the Fund:

1.	Calculate turnover.
2.	Prepare schedule of Capital Gains and Losses.
3.	Provide daily cash report.
4.	Maintain and report security positions and transactions in accounting system.
5.	Prepare Broker Commission Report.
6.	Provide unrealized gain/loss report.
(d)	Notes and Conditions to Fund Accounting Services

(i) The Client instructs and authorizes Citi to provide information pertaining to the Fund's investments to Fair Value Information Vendors in connection with the fair value determinations made under the Client's Valuation Procedures and other legitimate purposes related to the services to be provided hereunder. The Client acknowledges that while Citi's services related to fair value pricing are intended to assist the Client and its Board in its obligations to price and monitor pricing of Fund investments, Citi does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.
(ii) Citi shall furnish to the Client and to its properly-authorized auditors, investment advisers, examiners, distributors, broker-dealers, underwriters, salesmen, insurance companies and others designated by the Client in writing, such reports at such times as are prescribed pursuant to this Agreement (or appendices or schedules to this Agreement), or as subsequently agreed upon by the parties pursuant to an amendment to this Agreement (or appendices or schedules to this Agreement). The Client agrees to promptly examine each such report or copy provided to it and will report or cause to be reported to Citi any errors or discrepancies therein. -
(iii) In addition to the Services listed below, Citi shall also perform such special accounting services, and furnish such reports, for the Client and the Fund to the extent agreed upon by the parties from time to time, for which the Client will pay Citi the amounts agreed upon between them.

C. COMPLIANCE ADMINISTRATION SERVICES

Citi will provide the following services to the Client, subject to the terms and conditions of the Agreement (including the Schedules), to assist the Fund in its obligations pursuant to Rule 38a-l under the 1940 Act:
(a)      Perform risk-based testing and an annual assessment of the compliance procedures of each service group of Citi (other than the Compliance Services group) that provides services for the Fund pursuant to this Agreement. The areas to be covered, at a minimum, as applicable to the services performed, are: (i) pricing of portfolio securities and fund shares; (ii) processing of fund shares; (iii) protection of nonpublic information; (iv) compliance with applicable fund governance requirements; and (v) market timing. Also included, as applicable to the services performed, are: (i) continuity of business; (ii) portfolio compliance; (iii) record retention; (iv) distribution of NAVs; (v) regulatory filings; (vi) expenses; and (vii) total returns.
(b)
Perform risk-based testing and an annual assessment of the compliance procedures of FIS Investor Services, LLC. The areas to be covered, at a minimum, as applicable to the services performed, are: (i) pricing of portfolio securities and fund shares; (ii) processing of fund shares; (iii) protection of nonpublic information; (iv) compliance with applicable fund governance requirements; and (v) market timing. Also included, as applicable to the services performed, are: (i) transfer agent regulatory filings; (ii) continuity of business; (iii) record retention; (iv) anti-money laundering; and (v) identity theft prevention.

(c)
Provide information reasonably requested by the Fund's Board in connection with the Board's determination regarding the adequacy and effectiveness of the compliance procedures described in Items (a) and (b) above.

(d)   Provide reports to the Fund's Chief Compliance Officer regarding the risk-based testing and annual assessment described in Items (a) and (b) above.
D. General
(a) As to the services to be provided hereunder, Citi may rely conclusively upon the terms of the relevant then-current Prospectus and Statement of Additional Information of the Client, to the extent that such services are described therein unless Citi receives written instructions to the contrary in a timely manner from the Client.
(b) The parties may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and Citi may reasonably assume that any special procedure which has been approved by an executive officer of the Client (other than an officer or employee of Citi or its affiliates) does not conflict with or violate any requirements of the Client's Charter, By-Laws or then-current Prospectus.

(c) The Client agrees to furnish to Citi the following, upon Citi's request, each as amended and current as of the Effective Date:
1. A copy of the Charter and any amendments thereto;
2. A copy of the Client's By-laws and any amendments thereto;
3.
A copy of the resolutions of the Board regarding (i) approval of this Agreement and authorization for officers of the Client to instruct Citi hereunder; and (ii) authorization of Citi to act as administrator, fund accountant and transfer agent for the Client;

4.
A certified list of all officers of the Client, with the Client's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Client or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct Citi in all matters;

5.	Copies of each of the following documents employed by the Client:

(a)	Prospectuses and Statement of Additional Information;
(b)	Distribution Agreement; and
(c)	All other forms commonly used by the Client or its distributor with regard to their relationships and transactions with shareholders of the Fund.
6.	A certificate as to shares of the Client authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Client for all shares outstanding;
7.	Contact information for the Client's financing agent, if share-class financing is applicable;
8.	A copy of the Client's written AML Program, including any related policies and procedures;
9.	A copy of the disclosure controls and procedures of the Fund ("Fund DCPs"); and
10.	The Client's Valuation Procedures.
Citi agrees to furnish to the Client, upon its request, evidence of the following:
1.	The current Citi As-of Trading Policy, and
2.	The current version of Citi written policies and procedures with respect to its provision on AML Services.
(d) Upon request, Citi shall furnish a copy of the relevant provisions of its internal policies on service of employees as executive officers of funds ("Citi Policies"), and any material amendments thereto, to the Client.

(e) Except for information which is the obligation of Citi as set forth in this Appendix A which call for information to be provided by Citi for inclusion in the Prospectus, the Client assumes full responsibility for the preparation, contents, and distribution of each Prospectus of the Client in compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. Subject to its obligations herein with respect to assistance with "blue sky" sales reporting, Citi shall have no obligation to take cognizance hereunder of laws relating to the sale of the Fund's shares. The Client represents and warrants that all shares of the Fund that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.